EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Michael W. Rogers	Robin L. DeCarlo
Executive Vice President and CFO	Sr. Manager, Corporate Communications
(781) 861-8444	(781) 402-3405

INDEVUS ANNOUNCES CLOSING OF SANCTURA® TRANSACTION

SANCTURA Marketing Rights Acquired by Esprit Pharma

(formerly known as Saturn Pharmaceuticals)

LEXINGTON, MA, July 1, 2005 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced the closing of the previously announced sale of SANCTURA marketing rights from Odyssey Pharmaceuticals, Inc. to Esprit Pharma Holding Company, Inc. (formerly known as Saturn Pharmaceuticals, Inc.) (“Esprit Pharma”). As a result, the previously announced amendments to the Company’s License, Commercialization and Supply Agreement relating to SANCTURA are now in effect.

Esprit Pharma is a recently formed, privately held pharmaceutical company. The lead investors in Esprit Pharma are New Enterprise Associates (NEA), Domain Associates, and APAX Partners. John Spitznagel, former CEO of Roberts Pharmaceuticals and ESP Pharma (recently sold to Protein Design Labs, Inc.), has been appointed as Chief Executive Officer. The executive management team of Esprit Pharma also includes many of the former senior managers who worked with Mr. Spitznagel at both Roberts Pharmaceuticals and ESP Pharma.

Indevus has been advised that immediately prior to the closing of the transaction, Esprit Pharma Inc. merged with Saturn Pharmaceuticals, Inc., which then changed its name to Esprit Pharma Holding Company, Inc.

Indevus Pharmaceuticals is a biopharmaceutical company engaged in the acquisition, development and commercialization of products targeting certain medical specialty areas, including urology and infectious diseases. The Company currently markets SANCTURA for overactive bladder and has multiple compounds in clinical development, including PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens, pagoclone for stuttering, aminocandin for systemic fungal infections, and IP 751 for interstitial cystitis.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA® and SANCTURA XR™; the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA and SANCTURA XR; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR; dependence on third parties for manufacturing and marketing; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; limited patent and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.

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